Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement No. 333-216748 on Form S-3 and Registration Statements No. 333-216746 and No. 333-197283 on Form S-8 of Actinium Pharmaceuticals, Inc. of our report which includes an explanatory paragraph as to Actinium Pharmaceuticals, Inc.'s ability to continue as a going concern dated March 15, 2019 relating to the consolidated financial statements of Actinium Pharmaceuticals, Inc. as of December 31, 2018 and for the year then ended and our report dated March 15, 2019 with respect to our audit of the effectiveness of internal control over financial reporting of Actinium Pharmaceuticals, Inc. as of December 31, 2018, which reports are included in this Annual Report on Form 10-K.

/s/ Marcum LLP

Marcum LLP

Houston, Texas

March 15, 2019